Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-4 of our report dated February 12, 2014 (except for Note 22 as it relates to the 2012 condensed financial information, as to which the date is December 19, 2014) on our audit of the financial statements of Century Communities, Inc. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Denver, Colorado

December 19, 2014